Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (File No. 333-72724, File No. 333-40520, File No. 333-116402, and File No. 333-133604) of Goldleaf Financial Solutions, Inc. (formerly Private Business, Inc.) of our reports dated June 5, 2006 (except for Note 25, as to which the date is September 15, 2006), relating to the consolidated financial statements of Goldleaf Financial Solutions, Inc. and subsidiaries, which appears in this Current Report on Form 8-K.

/s/ Grant Thornton LLP

Raleigh, North Carolina
September 15, 2006